Filed pursuant to Rule 424(b)(3)
File No. 333-250288

PIMCO Dynamic Income Fund

(the “Fund”)

Supplement dated December 15, 2021 to the Fund’s Prospectus, Statement of Additional

Information and Prospectus Supplement, each dated November 19, 2020, as supplemented

Effective as of December 13, 2021, the annual management fee rate paid by the Fund to Pacific Investment Management Company LLC (“PIMCO”), the Fund’s investment manager, was reduced from 1.15% to 1.10% of the Fund’s average daily total managed assets (the “Fee Reduction”). (Please see the Fund’s prospectus for information regarding how the Fund’s average daily total managed assets are calculated.) The Fee Reduction went into effect upon the consummation of the reorganization of each of PIMCO Income Opportunity Fund (“PKO”) and PIMCO Dynamic Credit and Mortgage Income Fund (“PCI”) with and into the Fund (the “Reorganizations”), which occurred following the scheduled close of regular trading on the New York Stock Exchange on December 10, 2021.

For more information regarding the Fund or the Reorganizations, please call 844-337-4626. The proxy statement/prospectus relating to the Reorganizations is also available for free on the Securities and Exchange Commission’s web site (http://www.sec.gov). Please read the most recent Fund prospectus carefully, available for free on PIMCO’s website (https://www.pimco.com/), before making any investment decisions.

Investors Should Retain This Supplement for Future Reference

PDI_SUPP1_121521